Exhibit 99.1

Marathon Patent Group Completes Major Transaction for Significant Patent Assets
and Closes $6.5 Million Financing

– Acquired IP Assets have the Potential to Meaningfully Increase Company’s Revenue and Earnings –
– Marathon Expands Strategic Relationship with IPNav and Completes $6.5 Million Equity Financing at $6.50 per Share –

ALEXANDRIA, VA-- (May 5, 2014) - Marathon Patent Group, Inc. (OTCBB: MARA) ("Marathon" or the “Company”), a patent acquisition and monetization company, announced today it has acquired two companies each with active patent portfolios as well as revenue rights associated with three additional patent portfolios.  The Company also announced the closing of a $6.5 million equity financing.

Under the terms of the deal for the assets, Marathon paid $5 million in cash, issued 391,000 restricted shares of the Company’s convertible Series B preferred stock, and has agreed to make additional deferred cash payments of up to $6 million, as well as potential earn-out payments based on net revenues realized by Marathon in excess of its investment and expenses associated with the acquired assets.  The two patent portfolios and rights associated with financing three additional patent portfolios were acquired from entities advised by IPNav. IPNav, one of the world’s leading IP monetization service company, is acting as the strategic advisor on licensing and financing for these assets and will continue to advise Marathon after the closing.

All of the subject patent portfolios are in various stages of monetization. The patents cover diverse fundamental technologies in the following areas:  life sciences; natural language processing and search query; automotive-related sensors; network intrusion, detection and protection; and medical device technology.

Marathon has also acquired from IPNav rights to license and sell a commercial version of a proprietary IP analytics system developed for IPNav.  This proprietary system has been in development since 2007.  Marathon plans to introduce a commercial version of this analytical tool in late 2014, with a feature set and at a price point that IP professionals and others, including financial professionals, will find attractive relative to other offerings currently in the market.

Additionally, Marathon has entered into a multi-year agreement with IPNav to provided strategic advisory services on IP assets owned by Marathon.  As part of this overall transaction, Marathon will have the right to acquire IP assets that meet certain criteria that would otherwise be acquired by other clients of IPNav and the right to participate in any IP related financing undertaken by IPNav Capital.

Lastly, Marathon also closed an equity financing of $6.5 million through the sale of units with each unit comprised of one share of Series A preferred stock that are convertible into the Company’s common stock at a fixed price of $6.50 and a two year warrant to acquire 0.25 shares of the Company’s common stock at an exercise price of $7.50 per share restricted shares of preferred stock that are convertible into the Company’s common stock at a fixed price of $6.50.  Laidlaw & Company acted as placement agent on the financing.

Commenting on the announcement, Doug Croxall, CEO of Marathon Patent Group, stated, "These transactions demonstrate that diversification within the patent asset class can also be measured by the stage of enforcement at which Marathon acquires the patent asset.  Acquiring patent assets that are well into the monetization process significantly reduces risk, eliminates up front expenses, and reduces the time to revenue.  We anticipate the patent assets we acquired will contribute meaningfully to Marathon’s revenues and earnings and we have improved our balance sheet considerably with the closing of the financing.”

Mr. Croxall continued, “Also important is our expanded relationship with IPNav, which will allow us to quickly expand into IP services by offering an analytical tool which could generate meaningful recurring revenue at attractive margins.  Lastly, having the right to invest in patent assets alongside IPNav Capital increases the likelihood that Marathon will see more high-quality IP opportunities.”

IPNav founder, Erich Spangenberg, commented, “Marathon has acquired important assets with potential significant value. Outright acquisition of patent portfolios is one approach that can yield significant returns, but the time to a return can be years off. Participating in financial outcomes of IP at a later stage in the monetization process when more is known about the underlying assets without all of the costs and risks of early stage direct ownership is sometimes the best strategy.  We have spent considerable time evaluating the different business models in the patent monetization market and believe that Marathon has done an excellent job of positioning itself for success by taking the approach of a financial manager and not building unnecessary infrastructure that can be better outsourced.  The market is constantly changing and we are confident we are working with a company that will be successful. Having a time-tested analytical and disciplined approach, we believe Marathon is providing investors with the opportunity to have diversified exposure to the patent asset class.”

About Marathon Patent Group:

Marathon Patent Group, Inc. is a patent acquisition and monetization company. We acquire patents from a wide range of patent holders from individual inventors to Fortune 500 companies. Our strategy of acquiring patents that cover a wide-range of subject matter allows us to achieve diversity within our patent asset portfolio. We generate revenue with our diversified portfolio through actively managed concurrent patent rights enforcement campaigns. This approach is expected to result in a long-term, diversified revenue stream. To learn more about Marathon Patent Group, visit http://www.marathonpg.com/.

Forward Looking Statements:

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contacts:

The Del Mar Consulting Group, Inc.
Robert B. Prag, President
858-794-9500
bprag@delmarconsulting.com

Alex Partners, LLC
Scott Wilfong, President
425-242-0891
Scott@alexpartnersllc.com
## END ##